Exhibit 3.1
ANNEX B
CERTIFICATE OF AMENDMENT
TO
THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
THE UNDERSIGNED, being a duly appointed officer of Sema4 Holdings Corp. (the “Corporation”), a corporation organized and existing under and by virtue of the Delaware General Corporation Law of the State of Delaware (the “DGCL”), for the purpose of amending the Corporation’s Third Amended and Restated Certificate of Incorporation, as amended to the date hereof (the “Certificate of Incorporation”), hereby certifies, pursuant to Sections 242 and 103 of the DGCL, as follows:
FIRST: The name of the Corporation is Sema4 Holdings Corp.
SECOND: The amendment to the Certificate of Incorporation set forth below was duly adopted in accordance with the provisions of Section 228 and 242 of the DGCL.
THIRD: The Certificate of Incorporation is hereby amended by striking out Section 1 of Article IV thereof, and by substituting in lieu thereof, the following new Section 1:
"1.Total Authorized. The total number of shares of all classes of stock that the Corporation has authority to issue is 1,001,000,000 shares, consisting of two classes: 1,000,000,000 shares of Class A Common Stock, $0.0001 par value per share (the “Common Stock”); and 1,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).”
IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 29th day of April, 2022 and affirms the statements contained herein as true under penalty of perjury.

Sema4 Holdings Corp.

By:	/s/ Daniel Clark
Name: Daniel Clark
Title: Secretary